Exhibit 99.a2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

SMC INVESTMENT CORPORATION

SMC Investment Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:  That the Board of Directors of SMC Investment Corporation duly adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing Articles I and IV thereof so that, as amended, said Articles shall be and read as follows:

ARTICLE I

The name of the corporation is Source Capital, Inc.

ARTICLE IV

The total number of shares of capital stock which the corporation shall have authority to issue is Nine Million (9,000,000), of which Six Million (6,000,000) shares of the par value of one dollar ($1.00) each, amounting in the aggregate to Six Million Dollars ($6,000,000), shall be

Common Stock and of which Three Million (3,000,000) shares of the par value of three dollars ($3.00) each, amounting in the aggregate to Nine Million Dollars ($9,000,000), shall be $2.40 Cumulative Preferred Stock (hereinafter “Cumulative Preferred Stock”).

Upon the filing with the Secretary of State of the State of Delaware of the Amendment to the Certificate of Incorporation of the corporation whereby this Article IV is amended to read as herein set forth, each issued and outstanding share of Common Stock of the corporation of the par value of one dollar ($1.00) per share shall be thereby and thereupon converted into one-fifth (1/5) of a share of Cumulative Preferred Stock and two-fifths (2/5) of a share of Common Stock.

After the effective date of the recapitalization, each holder of an outstanding certificate for shares of Common Stock of the corporation must surrender the same to the corporation’s transfer agent. The shareholder will receive in exchange therefor certificates representing the number of full shares of Cumulative Preferred Stock and Common Stock to which such holder may be entitled. The corporation reserves the right to withhold payment of any dividends on the new shares to any shareholder until certificates representing the new shares shall have actually been issued.

No certificates representing fractional shares of Cumulative Preferred Stock or Common Stock will be issued, but in lieu thereof certificates representing the aggregate of all such fractional share interests will be deposited with an Exchange Agent. Shareholders entitled to fractional shares will be offered the option either to purchase any additional fraction required to make up a full share or to sell his fractional interest for cash. In effecting such transactions, the Exchange Agent shall (to the extent possible) offset orders to sell fractional interests against orders to purchase fractional interests at the market prices then prevailing.

The designations and the powers, preferences and rights, and qualifications, limitations or restrictions of shares of capital stock are as follows:

A.                                    Cumulative Dividends

The holders of Cumulative Preferred Stock, in preference to the holders of Common Stock of the corporation, shall be entitled to receive, as and when declared by the Board of Directors, dividends at the rate of $2.40 per annum upon each share thereof payable quarterly on the fifteenth day of March, June, September and December in each year, commencing December 15, 1972. Such preferred dividends shall accrue from the day on which such shares shall be issued, and shall be cumulative so that if dividends in respect of any dividend period at the rate of $2.40 per annum shall not have been paid upon or declared and set apart for the Cumulative Preferred Stock, the deficiency shall be fully paid or declared and set apart before any dividend shall be paid or declared or set apart for the Common Stock. Preferred dividends on the Cumulative Preferred Stock shall be deemed to accrue from day to day.

A quarterly dividend period shall begin on the day following each dividend payment date set forth above and end on the next succeeding dividend payment date.

B.                                    Special Distribution

If, in any fiscal year, (i) the net investment income of the corporation is in excess of the amount required for full payment of the aggregate dividends payable with respect to the Cumulative Preferred Stock for such fiscal year, and (ii) the corporation is prohibited from paying dividends on its Common Shares by virtue of Section 13 of the Investment Company Act of 1940 as amended, the Board of Directors of the corporation may declare a Special Distribution payable ratably to holders of the Cumulative Preferred Stock which distribution shall be treated as a prepayment of the amount due to such Cumulative Preferred Stock on any liquidation or redemption.

“Net Investment Income” includes interest, dividends and other income received or accrued (excluding capital gains or losses) less the advisory fee, transfer agency charges, taxes (except capital gains taxes) and other expenses properly chargeable against income.

C.                                    Liquidation

The Cumulative Preferred Stock shall be preferred as to assets over the Common Stock, so that in the event of the liquidation, dissolution or winding up of the corporation the holders of Cumulative Preferred Stock shall be entitled to have set apart for them, or to be paid, out of the assets of the corporation, before any distribution is made to or set apart for the holders of Common Stock, an amount in cash equal to and in no event more than

(i)                                     $27.50 per share, plus

(ii)                                  a sum equal to all accrued and unpaid dividends thereon, whether or not earned, reduced by

(iii)                               a sum equal to the amount, if any, of Special Distributions theretofore paid with respect thereto.

D.                                    Redemption

At the option of the corporation, by vote of the Board of Directors, the Cumulative Preferred Stock may be redeemed as a whole or in part at any time or from time to time on or after September 30, 1977 at a redemption price equal to $30.00 per share (scaling down by $.50 on each September 30th after September 30, 1977 to a minimum of $27.50 per share on and after September 30, 1982) plus an amount equal to accrued and unpaid dividends thereon to the date fixed for redemption, whether or not earned or declared, and reduced by the amount, if any, of Special Distributions paid with respect thereto prior to such date. If less than all of the outstanding shares of Cumulative Preferred Stock are to be redeemed, the shares to be redeemed shall be determined by the Transfer Agent by lot, or on a pro rata basis, or in such other manner as will not discriminate unfairly against any holder of Cumulative Preferred Stock, in such usual manner and subject to such regulations as the Board of Directors in good faith may determine.

At least 30 days prior to the date fixed for the redemption of any shares of the Cumulative Preferred Stock,

a written notice shall be mailed to each holder of record of such shares of Cumulative Preferred Stock to be redeemed in a postage prepaid envelope addressed to such holder at his post office address as shown on the records of the corporation, notifying such holder of the election of the corporation to redeem such shares, stating the date fixed for redemption thereof (hereinafter referred to as the redemption date), and calling upon such holder to surrender to the corporation on the redemption date at the place designated in such notice his certificate or certificates representing the number of shares specified in such notice of redemption.

On or after the redemption date each holder of Cumulative Preferred Stock to be redeemed shall present and surrender his certificate or certificates for such shares to the corporation at the place designated in such notice and thereupon the redemption price of such shares shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled.

In case less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

From and after the redemption date (unless default shall be made by the corporation in payment of the redemption price) all dividends on the shares of Cumulative Preferred Stock designated for redemption in such notice shall cease to accrue, and all rights of the holders thereof as stockholders of the corporation, except the right to receive the redemption price thereof upon the surrender of certificates representing the same, shall cease and such shares shall not thereafter be transferred (except with the consent of the corporation) on the books of the corporation, and such shares shall not be deemed to be outstanding for any purpose whatsoever.

At its election the corporation prior to the redemption date may deposit the redemption price of the shares of Cumulative Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company (having a capital and surplus of not less than $2,000,000) in the City of Wilmington, Delaware or in the City of Los Angeles, California or in any other city in which the corporation at the time shall maintain a transfer agency with respect to such stock, in which case such redemption notice shall state the date of such deposit, shall specify the office of such bank or trust company as the place of payment of the redemption price, and shall call upon such holders to surrender the certificates representing such shares at such place on or after the date fixed in such redemption notice (which shall not be later than the redemption date) against payment of the redemption price. From and after the making of such deposit, the shares of Cumulative Preferred Stock so designated for redemption shall not be deemed to be outstanding for any purpose whatsoever, and the rights of the holders of such shares shall be limited to the right to receive the redemption price of such shares, without interest, upon surrender of the certificates representing the same to the corporation at said office of such bank or trust company.

Any moneys so deposited which shall remain unclaimed by the holders of such Cumulative Preferred Stock at the end of six years after the redemption date, shall be returned by such bank or trust company to the corporation after which the holders of the Cumulative Preferred Stock shall have no further interest in such moneys.

E.                                     Voting

Each holder of Cumulative Preferred Stock shall be entitled to one vote for each share held on each matter submitted to a vote of stockholders of the corporation and, except as otherwise provided in the By-Laws of the corporation or by law, the Cumulative Preferred Stock, and the Common Stock of the corporation, shall vote together as one class, except as follows:

(i)                                     At any meeting of the stockholders of the corporation held for the election of directors, the holders of the Cumulative Preferred Stock represented in person or by proxy at said meeting shall be entitled as a class, to the exclusion of the holders of Common Stock of the corporation, to elect two directors of the corporation, each share of Cumulative Preferred Stock entitling the holder thereof to one vote. The holders of the Common Stock of the corporation shall elect the balance of the directors.

(ii)                                  In case at any time dividends on the Cumulative Preferred Stock are in arrears in an amount equal to two full years’ dividends, then during the period (hereinafter in this subparagraph (ii) called the Class Voting Period) commencing with such time and ending with the time when all arrears in dividends on the Cumulative Preferred Stock shall have been paid or otherwise provided for, at any meeting of the Stockholders of the corporation held for the election of directors, the holders of Cumulative Preferred Stock represented in person or by proxy at said meeting shall be entitled, as a class, to the exclusion of the holders of all other classes of stock of the corporation, to elect the smallest whole number of directors which is in excess of 50% of the authorized number of members of the Board of Directors of the corporation, each share of Cumulative Preferred Stock entitling the holder thereof to one vote. The holders of the Common Stock shall elect the balance of the directors.

Any director who shall have been elected by holders of Cumulative Preferred Stock during a Class Voting Period or by any director or directors so elected as herein contemplated, may be removed at any time during a Class Voting Period, either for or without cause by the affirmative consent (given in writing or at a meeting duly called for that purpose) of the holders of not less than a majority of the outstanding shares of Cumulative Preferred Stock and any vacancy thereby created may be filled during such Class Voting Period by the holders of Cumulative Preferred Stock present in person or represented by proxy at such meeting. Any director to be elected by the Board of Directors of the corporation to replace a director elected by holders of Cumulative Preferred Stock or elected by directors as in this sentence provided shall be elected by the remaining director or directors theretofore elected by the holders of Cumulative Preferred Stock. At the end of the Class Voting Period the holders of Cumulative Preferred Stock shall be automatically divested of all voting power vested in them under this subparagraph (ii) but subject always to the subsequent vesting hereunder of voting power in the holders of Cumulative Preferred Stock in the event of any similar default or defaults thereafter.

(iii)                               The corporation shall not, without the approval of the holders of record of a majority of the outstanding shares of Cumulative Preferred Stock, effect any reorganization (as that term is defined by the Investment Company Act of 1940 as amended) adversely affecting such securities, nor shall it, without such approval, effect any action requiring a vote of security holders pursuant to Section 13(a) of the Investment Company Act of 1940 as amended.

F.                                      Certain Limitations

While any Cumulative Preferred Stock is outstanding, the corporation shall not declare any dividend (except a dividend payable in Common Stock of the corporation), or declare any other distribution, upon the Common Stock, nor purchase any Common Stock, unless in every such case the Cumulative Preferred Stock has at the time of the declaration of any such dividend or distribution or at the time of any such purchase an asset coverage (as defined in the Investment Company Act of 1940, as amended) of at least 200% after deducting the amount of such dividend, distribution or purchase price, as the case may be.

G.                                    Modification

While any Cumulative Preferred Stock is outstanding the corporation shall not alter or change the preferences,

special rights or powers of the Cumulative Preferred Stock so as to adversely affect the Cumulative Preferred Stock without the affirmative consent (given in writing or at a meeting duly called for that purpose) of the holders of at least a majority of the aggregate number of shares of Cumulative Preferred Stock then outstanding.

H.                                   Definition

The term “majority” as used in this Article shall mean the vote of (i) 67 per centum or more of the securities present at a meeting, if the holders of more than 50 per centum of such securities are present in person or by proxy or; (ii) more than 50 per centum of such securities, whichever is less.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said SMC Investment Corporation has caused its corporate seal to be affixed and this certificate to be signed by Douglas B. Fletcher, its President,

and attested by Alfred Weeks, Jr., its Secretary this 10th day of October, 1972.

[Delaware Seal]

SMC INVESTMENT CORPORATION
	By	/s/ Douglas B. Fletcher
President

ATTEST:

By	/s/ Alfred Weeks, Jr.
Secretary

STATE OF CALIFORNIA	)
	)	SS.
COUNTY OF LOS ANGELES	)

BE IT REMEMBERED that on this 10th day of October, 1972 personally came before me, a Notary Public in and for the State of California, Douglas B. Fletcher, President of SMC Investment Corporation, a corporation of the State of Delaware, and he duly executed said certificate before me and acknowledged the said certificate to be his act and deed and the act and deed of said corporation and the facts stated therein are true.

IN WITNESS WHEREOF, I have hereunto set my hand the day and year aforesaid.

/s/ Nancy S. Mullenix

[Nancy S. Mullenix Seal]